Exhibit 10.1

December 29, 2022

FINRA OMBUDSMAN:

I am CEO of Himalaya Technologies, Inc. pka Homeland Resources Ltd. (OTC: HMLA). I would like to file a grievance against FINRA’s corporate actions process and group regarding our application for name change with FINRA to current from former (above). Seventeen months ago, when I was named CEO, we changed our name legally in Nevada where we are incorporated and on the SEC’s EDGAR system. Since then, we have made numerous SEC filings including three years’ audited financials and many disclosures including a Form 1A for an offering, 4 Form 10 amendments, 4 1A amendments, a 10K, and a 10Q as well as numerous Form 8-Ks for information disclosure.

We applied for a FINRA corporate action name change in June 2022 and have made numerous responses and provided substantial responsive information to your examiner Robert Luke. We have been told in the past several weeks “we were good”, then we were sent a request for information that we had already provided, and now if we get past voice mail, we are told “we will email you correspondence” even though we are live on the phone, then nothing comes, then we called many times and again we were told we would be emailed since for no apparent reason FINRA could not discuss the corporate action live, then unbelievably we got an email that we will get an email.

**THE CORPORATE ACTIONS DIVISION OF FINRA IS BROKEN AND MUST BE FIXED AS IT IS HARMING ISSUERS AND COMPANIES**

I have been through a name change ticker change before on another company I control that took months, and literally a removal of the analyst to get a new examiner to complete them. I have nothing personally at issue with the FINRA corporate actions team, but this is business and, simply put, it is not working due to regulatory quicksand. In this case, we are not asking for a ticker change, stock split, reverse split, redomicile, or other. We just want our name to be changed to our legal name. FINRA’s requests for information have bordered on confirming the immaterial. For example, the names of minority shareholders are meaningless in this matter since I control the vote of the company, but in any event, we provided them at FINRA’s request in addition to all backing resolutions, proof of the ability to do this corporate action, and evidence that our name was in fact changed in 2021. Most of this is public information on file with the Secretary of State of Nevada or can be requested quickly through our Transfer Agent.

At this time, FINRA not changing our name is confusing investors, wasting time, and ironically wasting our resources and your own. We have since the name change application, sold the oil and gas properties, and have nothing to do with energy or “homeland resources”. Today, the only thing inaccurate in our 1A/A (5th) filed with the SEC earlier this month is our name, and that is because FINRA seems unable to complete the simplest of corporate actions.

I beseech you to put the necessary people and processes in place to get our name change completed before we go to market with an offering. I also request an explanation for why this process has gone on so long with no result. It is one thing to be backlogged, but this meandering process of FINRA crossed that line months ago. We will soon file a Form 211 for market maker support and this inertia may start again, so I fear another 6-12 months of back and forth. I would like to understand that why, when we filed a Form 10 on 09-27-2021 the day before the required filing of information for non-reporting companies, that we were thrown into the delisting pile of the so-called “Expert Market”. That move set HMLA back months if not well over a year, and today we have no market makers because of it (thus the needed 211 filing to have quotations on a solicited basis). I believe HMLA should have been granted an exemption or extension because of the Form 10 filing after trading non-reporting for many years. Non-reporting unaudited companies were actually up listed last year, yet we were delisted after filing a Form 10 with a full blown two-year PCAOB audit!

It is time for FINRA to fix its broken corporate actions process and do the right thing for HMLA shareholders and all other small issuers facing similar issues.

The madness must stop. I am available by cell or email. I am happy to talk as soon as you are free.

Thank you.

/s/ Vikram Grover
Vikram Grover
CEO
Himalaya Technologies, Inc.

cc: Milan Saha, Esq., Diena Ganesh